UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL SHIPHOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders at the offices of Jones Walker LLP, 201 Saint Charles Avenue, 52nd Floor, New Orleans, Louisiana, on Wednesday, May 4, 2016, at 2:00 p.m., Central Time, for the following purposes:

(i)	to elect as directors the eight nominees named in the accompanying proxy statement, each to serve a one-year term;
(ii)	to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as our independent auditors for 2016;
(iii)	to hold an advisory vote to approve our executive compensation as disclosed in the accompanying proxy statement; and
(iv)	to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 10, 2016 are entitled to notice of and to vote at the annual meeting.

We cordially invite you to attend the meeting in person.  Regardless of whether you expect to attend the meeting, it is important that you vote online or by telephone, or, if you have received a paper copy of our proxy materials, by completing, signing, and dating the enclosed proxy card and mailing it in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 18, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2016:

This proxy statement and our 2015 annual report are available at
www.proxyvote.com

TABLE OF CONTENTS

GENERAL INFORMATION……………………………………………………………………………….	1

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THIS PROXY STATEMENT………...	1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT……………….	5

ELECTION OF DIRECTORS (PROPOSAL 1)……………………………………………………………	7

BOARD OF DIRECTORS………………………………………………………………………………….	13

ROLE OF BOARD COMMITTEES………………………………………………………………………..	14

DIRECTOR COMPENSATION……………………………………………………………………………	16

AUDIT COMMITTEE REPORT…………………………………………………………………………...	17

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)……………………………………………………………….	18

EXECUTIVE OFFICERS…………………………………………………………………………………..	19

EXECUTIVE COMPENSATION…………………………………………………………………………..	19

FISCAL 2015 SUMMARY COMPENSATION TABLE……………………………………………...	19

SUMMARY OF OUR EXECUTIVE COMPENSATION PROGRAM……………………………….	20

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END……………………………...	25

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”) (PROPOSAL 3)...	25

CERTAIN RELATIONSHIPS AND TRANSACTIONS…………………………………………………..	26

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE…………………………..	27

OTHER MATTERS…………………………………………………………………………………………	27

INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

PROXY STATEMENT

________________________

GENERAL INFORMATION

The 2016 annual meeting of stockholders (the “Annual Meeting”) of International Shipholding Corporation (the “Company” or “we”) will be held on Wednesday, May 4, 2016, at 2:00 p.m., Central Time, at the offices of Jones Walker LLP, 201 Saint Charles Avenue, 52nd Floor, New Orleans, Louisiana.

This proxy statement describes in detail the matters proposed by your Board of Directors (the “Board”) to be considered and voted upon at the Annual Meeting.  We are furnishing this proxy statement and the accompanying annual report (the “Proxy Materials”) to our stockholders to solicit proxies on behalf of our Board for use at our Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THIS PROXY STATEMENT

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have once again elected to furnish Proxy Materials to our stockholders online rather than mailing printed copies of those materials to each stockholder, unless the stockholder has requested delivery by traditional mail or electronically by e-mail.

In accordance with these rules, beginning on or about March 18, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders and made our Proxy Materials available online.  This means that you will not receive a printed copy of our Proxy Materials unless you request one.  Instead, the Notice will instruct you as to how you may access and review the Proxy Materials online.

If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, please follow the instructions included in the Notice.

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to (i) elect as directors the eight nominees named below; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; (iii) approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and (iv) transact any other business that may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?  How many votes may I cast?

Only holders of our shares of common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on the record date, March 10, 2016, are entitled to receive notice of the Annual Meeting and to vote on the proposals at the Annual Meeting, or any postponement or adjournment of the meeting.  Each share of Common Stock outstanding on the record date entitles its holder to cast one vote with respect to the election of each director nominee and one vote on each of the other matters presented for a vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

On the record date, there were 7,393,406 shares of Common Stock outstanding.  The holders of a majority of our outstanding shares of Common Stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting, and conduct business.  Your shares will be counted as present at the Annual Meeting if you:

• are present in person at the Annual Meeting;
• have voted online or by telephone in accordance with the instructions provided in these materials; or
• have properly submitted a proxy card.

Who may attend the meeting?

All common stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Please note that if you are the beneficial owners of shares held in “street name,” you will need to bring acceptable proof of ownership, such as a copy of your brokerage statement or similar documentation reflecting your stock ownership as of the record date, and, if you intend to vote those shares at the Annual Meeting, a notarized affidavit from the broker stating that the shares have not been voted.

What is the difference between being a “stockholder of record” and being the beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record,” and you may directly vote those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  As such, we have requested that our Proxy Materials be made available to you by your broker, bank, or nominee, who is considered, with respect to those shares, the stockholder of record.

How do I vote?

If you are a stockholder of record:  You may vote by telephone or online by following the instructions on the Notice or, if you received a printed copy of these Proxy Materials, you may complete and properly sign the accompanying proxy card and return it to us.  If you submit your vote timely by any of these methods, your vote will be cast as you direct.  Please do not return a proxy card if you vote by telephone or online.

If you are the beneficial owner of shares held in street name:  As the beneficial owner, you have the right to instruct your broker, bank, or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, online, or in person.

Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the meeting.

Once I deliver my proxy, can I revoke or change my vote?

You may revoke your proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the Annual Meeting and elect to vote in person.

With respect to each proposal, what vote is required to approve it and how does the Board recommend that I vote?

The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how we recommend that you vote, and the vote required for that proposal to be approved.

Proposal	Your Voting Options	Board’s Recommendation	Vote Required for Approval
(1) Election of directors	You may vote “FOR” all nominees or choose to “WITHHOLD” your vote for one or more of the nominees.	The Board recommends that you vote FOR each of the eight nominees.	Plurality of the votes cast by holders of Common Stock present in person or represented by proxy and entitled to vote on the election of directors
(2) Ratification of selection of our auditors	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR ratification of our selection of PricewaterhouseCoopers LLP as our auditors for 2016.	Affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal
(3) Say-on-pay (advisory)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends that you vote FOR approval of our executive compensation as disclosed in this proxy statement.	Affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal

What are the effects of abstentions and broker non-votes on each proposal?

Abstentions will be treated as present for purposes of determining a quorum.  Abstentions will have no effect on the election of directors but will have the effect of a vote “AGAINST” each of the ratification of the selection of our auditors and the say-on-pay proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.

Under New York Stock Exchange (“NYSE”) rules applicable to registered brokers, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the selection of our auditors.  However, they do not have discretionary authority to vote, without instructions, on either the election of directors or the say-on-pay proposal.  Broker non-votes will have no effect on the election of directors or the say-on-pay proposal.

Could other matters be considered and voted upon at the Annual Meeting?

The Board does not expect to bring any other matter before the Annual Meeting and it is not aware of any other matter that may be considered at the Annual Meeting.  In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the Annual Meeting.  However, any other matter that properly comes before the Annual Meeting will be decided by the vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.  Further, if any other matter does properly come before the Annual Meeting, the proxy holder will vote the proxies in his discretion.

What happens if the Annual Meeting is postponed or adjourned?

Unless we change the record date and re-solicit proxies, your proxy will still be valid and may be voted at the postponed or adjourned meeting.  You will still have the right to change or revoke your proxy until it is voted.

Who pays for soliciting proxies?

We pay all costs of soliciting proxies.  We may have our employees or other representatives solicit proxies in person or by mail, telephone, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses, and other institutions, nominees, and other fiduciaries forward the Proxy Materials to the underlying beneficial owners and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their related expenses.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in a current report on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting, and will be posted on our website at www.intship.com under Investor Relations.

Stock ownership of certain beneficial owners AND Management

The table below sets forth certain information concerning the beneficial ownership, as of our record date of March 10, 2016, of our Common Stock by (i) each director, (ii) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), (iii) all of our directors and executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, in each case determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors
Niels M. Johnsen(2)	1,131,687(3)(4)	15.31%
Erik L. Johnsen(2)	153,256(4)(5)	2.07%
Kenneth H. Beer	14,904	*
H. Merritt Lane III	14,904	*
Edwin A. Lupberger	14,904	*
James J. McNamara	15,204	*
Harris V. Morrissette	18,904	*
T. Lee Robinson, Jr.	15,372	*
Named Executive Officer (6)
Manuel G. Estrada	21,534(4)	*
All directors and executive officers as a group
.................................(10 persons)(7)	1,412,357	19.10%
Other Greater than 5% Beneficial Owner(8)
Dimensional Fund Advisors LP(9)	458,150	6.20%

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* Less than 1 percent.

(1)Calculated on the basis of 7,393,406 shares of our Common Stock outstanding on our record date of March 10, 2016, and includes any shares the beneficial owner, director, officer, or group has the right to acquire within 60 days.

(2)Our Company was founded by the late Niels F. Johnsen and his sons, the late Niels W. Johnsen and Erik F. Johnsen.  As of March 10, 2016, the Johnsen Family, defined to include (a) the descendants of Niels W. Johnsen (including Niels M. Johnsen) and (b) Erik F. Johnsen, his wife, and their descendants (including Erik L. Johnsen), beneficially owned an aggregate of 1,501,827 shares or approximately 20.3% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)Includes 867,107 shares beneficially owned by the Niels W. Johnsen Family 2011 Trust (the “NWJ Trust”), which, in itself, is a greater than 5% beneficial owner of our Common Stock.  Niels M. Johnsen is one of two trustees and a beneficiary of the NWJ Trust.  Based on information contained in Schedule 13D/A filed by the NWJ Trust with the SEC on May 19, 2011 and in Schedule 13G/A filed by Niels M. Johnsen with the SEC on February 8, 2016, the NWJ Trust’s beneficial ownership consists of 642,485 shares held directly by the NWJ Trust and 224,622 shares owned by Caltar, an entity controlled by the NWJ Trust and of which Niels M. Johnsen is an officer, director, and shareholder.  The business address of the NWJ Trust is One Whitehall Street, New York, New York 10004.

(4)In addition to the shares reported in this table, each of these Named Executive Officers holds the following number of restricted stock units (“RSUs”) as of March 10, 2016:  each of Niels M. Johnsen and Erik L. Johnsen, 10,000; and Mr. Estrada, 4,375.

(5)Includes 5,650 shares held in trust for one of Erik L. Johnsen’s children, for which he is a trustee.

(6)Information regarding shares beneficially owned by our two other Named Executive Officers, Niels M. Johnsen and Erik L. Johnsen, appears immediately above under the caption “Directors.”

(7)Includes 867,107 shares for which Niels M. Johnsen shares voting and investment powers (see note 3). This figure does not include an aggregate of 26,750 RSUs held by our executive officers.

(8)Information regarding all shares beneficially owned by the NWJ Trust, a greater than 5% owner of our Common Stock, is included in the beneficial ownership of Niels M. Johnsen (see note 3).

(9)Based on information contained in Schedule 13G/A filed with the SEC on February 9, 2016, all of the reported shares are owned by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional Fund”).  To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of our Common Stock. As investment advisor, Dimensional Fund has (i) sole voting power with respect to 449,323 shares and (ii) sole dispositive power with respect to all reported shares.  Dimensional Fund, whose business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, expressly disclaims beneficial ownership of the reported shares.

eLECTION OF dIRECTORS
(Proposal 1)

Our directors are elected annually by plurality vote of our common stockholders.  Our board currently has eight directors.  Unless authority to vote for the election of directors is withheld, the persons named in our proxy cards will vote for the election of the eight nominees named below to serve until the next annual meeting or until their successors are duly elected and qualified.

The Board, acting upon the recommendation of its Nominating and Governance Committee, has re-nominated each of our eight incumbent directors for re-election at the Annual Meeting.  The Board has determined that six of these nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards described under “Board of Directors – Director Independence.”  Under our bylaw nominating procedures, the eight nominees named below are the only individuals who may be elected at the Annual Meeting.  For additional information on our nomination process, see the section immediately following the nominees’ biographies, “Director Nominating Process and Considerations.”  In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board, without re-soliciting proxies.  In no event will the proxies be voted for more than eight nominees.

Listed below is biographic information for each director nominee, including any other public company directorships held currently or at any time during the last five years, and each director’s experiences, qualifications, attributes, or skills that led the Nominating and Governance Committee and our Board to determine that he should be re-nominated to serve as one of our directors.

The Board of Directors recommends a vote FOR each of the nominees named below.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Niels M. Johnsen, 70

Niels M. Johnsen has served as our Chairman and Chief Executive Officer since 2007.  He served as President of International Shipholding Corporation from 2003 until 2007.  Mr. Johnsen joined our subsidiary Central Gulf in 1970 and held various positions before being named President of International Shipholding Corporation in 2003.  He also serves as Chairman of each of our principal subsidiaries.  Mr. Johnsen was a trustee and director of Atlantic Mutual Companies from 2002 to 2010.  Mr. Johnsen is a member of and former Chairman of the Board of National Cargo Bureau, Inc., Trustee and Lay Vice President of the Seamen’s Church Institute, and a member of the American Bureau of Shipping, National Defense Transportation Association and Navy League of the United States.  Mr. Johnsen is the cousin of Erik L. Johnsen.

Key Qualifications, Experiences, and Skills:

Executive experience in the marine transportation industry

Experience as our chief executive

1988

Erik L. Johnsen, 58

Erik L. Johnsen is our President.  He joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007.  In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.  He is responsible for all operations of the Company’s vessel fleet and leads the Company’s Ship Management Group.  He is the cousin of Niels M. Johnsen.

Key Qualifications, Experiences, and Skills:

Executive experience in the marine transportation industry

Experience as one of our most senior executives

1994
Kenneth H. Beer, 58

Kenneth H. Beer has served as Senior Vice President and Chief Financial Officer of Stone Energy Corporation since 2005.  Between 1992 and 2005, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company in New Orleans, Louisiana, where he served as director of research and a senior energy analyst for the firm.  Mr. Beer serves on the board of managers for both J.P. Morgan Venture Capital and Corporate Finance Private Equity Funds.  He serves on the board of the New Orleans Children’s Hospital where he previously served as Chairman of the Board and Chairman of the Finance Committee.  Mr. Beer is also on the board of Isidore Newman School in New Orleans.  Mr. Beer currently serves as Chairperson of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.

Key Qualifications, Experiences, and Skills:

Qualifies as an “audit committee financial expert”

Expertise in finance and investment banking

Executive of a publicly-owned company

2009

H. Merritt Lane III, 54

H. Merritt Lane, III has served as the President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.  Mr. Lane is actively involved in industry affairs, including serving as Past Chairman and Past Treasurer of the Board of Directors of the American Waterways Operators, as a Vice-Chairman of the Waterways Council Inc., and as a director of the National Waterways Foundation and the U.S. Coast Guard Foundation. He also serves on the board of directors of Hibernia Homestead Bancorp, a publicly-traded company, and Pontchartrain Materials Company, a privately-owned company based in New Orleans, Louisiana. Mr. Lane is active in numerous civic organizations, including the Business Council of New Orleans & the River Region. Mr. Lane is currently serves as a member of our Audit Committee and our Compensation Committee.

Key Qualifications, Experiences, and Skills:

Executive experience in the marine transportation industry

Experience as a chief executive of a privately-owned company

Finance experience that qualifies him as an “audit committee financial expert”

Director of another publicly-owned company

2004
Edwin A. Lupberger, 79

Edwin A. Lupberger has served as President of Nesher Investments, LLC since 1998. Previously, Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998.  Prior to 1985, Mr. Lupberger served as Senior Vice President & Chief Financial Officer and director of Indianapolis Power & Light.  Mr. Lupberger served as a board member of the United States Chamber of Commerce, holding several leadership positions, including Chairman of the Board and Chairman of the Executive Committee.  Mr. Lupberger served as a director of the First Commerce Corp. and First National Bank of Commerce before BankOne acquired them, finally serving as an advisory director of BankOne New Orleans. Mr. Lupberger is a member of our Compensation Committee and our Audit Committee.

Key Qualifications, Experiences, and Skills:

Experience as a chief executive of a publicly-owned company

Finance experience that qualifies him as an “audit committee financial expert”

Former director of other publicly-owned companies

1988

James J. McNamara, 73

James J. McNamara is the former President of National Cargo Bureau, Inc., a non-profit organization that provides inspection services and surveys that are incidental to the loading and unloading of vessels, a position he held from 1993 until his retirement in March 2010.  Mr. McNamara also serves as (i) the Chairman of the Maritime Industry Museum, Fort Schuyler, Bronx, New York (ii) Board of Directors, International Cargo Gear Bureau,  (iii) Vice President of Standing Committee of the Marine Society of New York, (iv) past trustee of the Seamen’s Church Institute and National Maritime Historical Society.  Mr. McNamara has over 40 years of maritime experience, working in various capacities primarily with National Cargo Bureau, Inc.  Mr. McNamara is currently the Chairperson of our Compensation Committee and a member of our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

Executive experience in the marine transportation industry

Expertise in vessel inspection and cargo handling

2008
Harris V. Morrissette, 56

Harris V. Morrissette currently serves as President of China Doll Rice and Beans, Inc., a position he has held since 2007. Previously, Mr. Morrissette served as Chief Executive Officer of Marshall Biscuit Company, Inc. from 1994 to 1997.  Mr. Morrissette currently serves on the board of directors of Banctrust Financial Group, Inc. and is a Trustee of Williamsburg Investment Trust, both of which are publicly-traded companies.  In addition, he also serves on the board of directors of White-Spunner Construction, Inc., a privately-owned company based in Mobile, Alabama. Mr. Morrissette served on the board of directors of EnergySouth, Inc. from 2001 until the Company was sold in 2008.  He is also a board member of the Business Council of Alabama and the Economic Development Partnership of Alabama.  Mr. Morrissette currently serves on our Board’s Audit Committee and as the Chairperson of its Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

Experience as a chief executive of a privately-owned company

Director of other publicly-owned companies

2009

T. Lee Robinson, Jr., 53

Since 2000, T. Lee Robinson, Jr. has been President, Chief Executive Officer, and a director of OHC, Inc., a family-owned import/export hardwood lumber company specializing in industrial wooden components for the transportation and utility industries.  Prior to then, Mr. Robinson served as Vice-President of OHC in charge of Purchasing and Ocean Freight from 1992 to 1999.  Mr. Robinson also serves as chairman of the New Orleans Branch Board of the Federal Reserve Bank of Atlanta and, in 2011, completed the Corporate Governance program at University of Pennsylvania’s Wharton School of Business. Mr. Robinson currently serves on the Seamen’s Foundation Trust, Inc. of Mobile, Alabama and the Audit Committee for the Catholic Foundation Archdiocese, Inc. of Mobile, Alabama.  Mr. Robinson currently serves as a member of the Compensation Committee and the Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

Experience as a chief executive of a privately-owned company

Expertise in finance

Expertise in import-export regulations

2008

Director Nominating Process and Considerations

Nominations for the election of directors at our annual stockholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating and Governance Committee) or by any common stockholder of record who complies with the nominating procedures prescribed by our by-laws.  For the meeting this year, the Board has nominated the eight nominees listed above to stand for election as directors, and did not receive any stockholder recommendations.  For further information on the ability of our stockholders to nominate directors, please see the information below under “Ability of Stockholders to Nominate Directors.”

In connection with assessing the needs of the Board, the Nominating and Governance Committee seeks to promote appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill any vacant director positions or to stand for re-election based on input from senior management and all Board members and the following general criteria:

•	directors should possess practical wisdom, sound judgment, and a broad range of experience that is relevant to the Company’s business and is complementary to the background of the other directors; and
•

directors should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company’s stockholders.

In connection with determining the current composition of the Board, the Nominating and Governance Committee assessed the diverse range of skills and experience of our incumbent directors, the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with his service on the Board.  In addition, the Nominating and Corporate Governance Committee seeks candidates committed to representing the interests of all stockholders and not any one particular constituency.  The Nominating and Governance Committee believes that our directors possess a wide range of backgrounds, perspectives, skills, and experiences.

Ability of Stockholders to Nominate Directors

Our by-laws permit our common stockholders to nominate candidates for director, provided that they follow the notice procedures specified in our by-laws.  Under our by-laws, any such stockholder interested in making a nomination generally must deliver written notice to our secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders.  The nominating stockholder’s written notice must include (i) the name and address of the nominating stockholder and beneficial owner, if any, as they appear in our books; (ii) a description of the class or series and number of our shares owned by the nominating stockholder and beneficial owner; (iii) a description of, among other things, any “derivative interest,” arrangement pursuant to which the nominating stockholder has the right to vote any of our shares, “short interests,” and rights to dividends; (iv) any other information that would be required to be disclosed by the nominating stockholder and beneficial owner in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election; and (v) various information about each proposed nominee, including, but not limited to, a description of such nominee’s relationship with the nominating stockholder and beneficial owner, in each case as further described in our by-laws.

The notice must also be accompanied by a signed affidavit completed by each proposed nominee attesting to his or her qualifications for service and a written representation and agreement whereby the proposed nominee confirms that he or she is not and will not become a party to certain agreements or arrangements.  Common stockholders interested in bringing any matter other than a director nomination before an annual meeting should consult our by-laws for additional procedures governing such requests.  We may disregard any nomination or submission of any other matter that fails to comply with these by-law procedures.  The deadlines for stockholder submission of director nominations for election at our 2017 annual meeting of stockholders may be found under in the section entitled “Other Matters – Stockholder Proposals and Nominations.”

The summary above of our by-laws is qualified in their entirety by reference to the full text of Article I, Section 7 of our by-laws.  You may obtain a full copy of our by-laws by reviewing our reports filed with the SEC or by any of the methods described below under “Board of Directors – Availability of Corporate Governance Materials.”

Although we do not have a history of receiving director nomination recommendations from stockholders, the Nominating and Governance Committee envisions that it would evaluate any such recommended candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies, and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Company.

board of directors

Board Meetings and Attendance

As described below under the heading “Role of Board Committees,” there were five regular Board meetings and a total of 12 committee meetings during 2015.  Directors are expected to attend each annual meeting of the Company’s stockholders, and all did attend the 2015 annual meeting.  Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2015.

Director Independence

A majority of our directors are “independent directors” as defined by the SEC and the NYSE.  Although our Common Stock no longer trades on the NYSE (and instead has traded on the OTCQX U.S. Premier Market since December 21, 2015), we have elected to continue to apply the NYSE listing standards in determining the independence of our directors.  Generally, a director does not qualify as an independent director if the director (or, in some cases, members of his immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that six of the eight director nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated information furnished by each such person, and considered all known commercial, charitable, familial, or other relationships such person may have with the Company or any of its affiliates.

Board Leadership Structure

Our by-laws specifically provide for the combination of the roles of Chairman and Chief Executive Officer, which we believe is appropriate given the delineation of responsibilities between our Chairman and Chief Executive Officer and our President.  For several decades, a member of the Johnsen family has held the titles of Chairman and Chief Executive Officer, while another family member has held the title of President.  Generally speaking, this arrangement has given our Chief Executive Officer unified authority to manage our strategic and financial affairs, and to act as our primary spokesperson with regards to the maritime transportation, investment, and financial communities, while our President focuses principally on the daily operations of our vessel fleet.  Given the complexities of managing a worldwide maritime transportation business operating a diverse fleet of vessels and the importance of carefully developing and sustaining industry relationships, we believe this clear demarcation of responsibilities has served us well.  We believe the Board’s risk oversight function (discussed below) would be effective under a variety of senior leadership structures and, accordingly, risk mitigation had little if any influence over the selection of our current leadership structure.

We do not have a lead director.  Instead, our independent directors take turns presiding at executive sessions of the independent directors, as described below under “Non-Management Director Sessions.”

Non-Management Director Sessions

The non-management members of the Board met five times in executive sessions during 2015.  Consistent with historic practice, the presiding director at these 2015 meetings rotated in order among the non-management directors.

Risk Management

Our Board oversees our risk management function, which is a coordinated effort among our business units, our risk management personnel, and our internal auditor function (currently outsourced to a third party firm).  The Board has delegated to the Audit Committee principal responsibility for oversight of the risk management function, although the Compensation Committee is responsible for assessing compensation-related risks.  In some cases, including major new acquisitions, capital expenditures, or strategic investments, the full Board participates in risk oversight.  Currently, our outsourced internal auditor reports directly to the Audit Committee and is responsible for conducting a risk-based audit plan.  The internal auditor performs an annual risk assessment and selects entities or functions to be audited based upon this assessment.  The Audit Committee approves the audit plan after presentation by the internal auditor and the Chief Executive Officer.  Our Chief Executive Officer and Audit Committee Chairperson report periodically to the Board on risk management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted corporate governance practices designed to aid in the fulfillment of the Board’s and management’s respective duties and responsibilities to our stockholders.  Specifically, our Corporate Governance Guidelines, in conjunction with our certificate of incorporation, by-laws, and Board committee charters, form the framework for the governance of our Company.  Our Board has also adopted a Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our by-laws, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and all committee charters under the Investor Relations section of our website at www.intship.com.  You also may request printed copies, which will be mailed to you without charge, by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President and Chief Financial Officer, 11 North Water Street, Suite 18290, Mobile, Alabama  36602.

Communicating with Directors

Stockholders may communicate directly with the Board, or with any individual director, by writing to the Chairman of the Board of Directors of International Shipholding Corporation at 11 North Water Street, Suite 18290, Mobile, Alabama  36602.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response if and as necessary.

Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Internal Auditor), 11 North Water Street Suite 18290, Mobile, Alabama  36602.  The internal auditor will not share such communications or their subject matter with the Company’s management and will provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors, prior to that meeting.

role of board committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees is composed solely of directors who are independent under the listing standards of the NYSE.   In addition, each committee operates under its own written charter adopted by the committee and approved by the Board.  Copies of the committee charters may be obtained as described under “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in 2015:

Committee
Outside Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth H. Beer	Chair		X
H. Merritt Lane III	X	X
Edwin A. Lupberger	X	X
James J. McNamara		Chair	X
Harris V. Morrissette	X		Chair
T. Lee Robinson, Jr.		X	X
Number of Meetings in 2015	5	4	3

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Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the financial statements; the qualifications and independence of the independent auditors; the performance of our internal audit function and internal audit personnel and independent auditors; and our compliance with legal and regulatory requirements.  All members of the Audit Committee are independent, as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules.  The Board has determined that each of Messrs. Beer, Lane, and Lupberger qualifies as an “audit committee financial expert,” as defined by SEC rules.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Company’s stock incentive plans and makes decisions regarding equity awards granted under the plans.  All members of the Compensation Committee are independent, as independence for compensation committee members is defined in NYSE listing standards, Rule 16b-3 promulgated under the Exchange Act, and applicable regulations promulgated under Internal Revenue Code section 162(m).

Analysis Used in Setting Compensation.  In making decisions regarding executive compensation for a given year, the Compensation Committee considers each executive officer’s existing compensation package, including base salary, annual incentive awards, and equity incentive awards.  The Compensation Committee also considers our Company’s overall financial performance, total administrative and general expenses in relation to our earnings; each individual’s role, responsibilities, performance, experience, and potential; the individual’s compensation history (including targeted versus realized pay); and comparisons to our other executive officers.  Total compensation levels of our CEO and our President are similar in recognition of the similar responsibility levels of both officers.

The Role of Management and Other Directors/Evaluating Performance.  The Compensation Committee evaluates the performance of our executive officers on an annual basis.  The Compensation Committee considers the recommendations of the CEO as to the appropriate compensation of the other executive officers.  No executive officer is present when the Compensation Committee meets to evaluate his performance and consider his compensation.  The Committee determines the compensation of the CEO and makes recommendations to the Board as to the compensation of the other executive officers.

Role of Compensation Consultant.  Under its charter, the Compensation Committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist it in discharging its responsibilities.  The Compensation Committee has retained Towers Watson, an independent consulting firm, periodically since 2007.  Most recently, the Compensation Committee engaged Towers Watson to perform a competitive analysis of our executive and director compensation programs for 2014.  Towers Watson performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management.  As required by

SEC rules, the Compensation Committee assessed the independence of Towers Watson and concluded that their work did not raise any conflicts of interest.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve on the Board and its committees, making recommendations to the Board regarding director nominees for the next annual meeting of stockholders, monitoring the composition and size of the Board, periodically reassessing our Corporate Governance Guidelines, and overseeing the annual evaluation of the Board and management.  For information on the process and criteria applied by the Nominating and Corporate Governance Committee in connection with selecting director nominees, see “Election of Directors – Director Nominating process and Considerations.”

Director Compensation

Our Compensation Committee is responsible for reviewing non-employee director compensation and recommending a director compensation policy to the Board for its approval.  Our current director compensation program uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  Each independent director receives an annual cash retainer for Board service in the amount of $47,500.  In addition, at the beginning of each fiscal year, each non-employee director receives an equity award valued at $20,000, based on the prior day’s closing price, which is paid to him in the form of unrestricted shares of Common Stock.  However, if the number of shares issuable to a director would exceed the plan limit of 10,000 shares for a given year, the director will receive the 10,000 shares that may be issued to him under the plan and the balance of the equity award value will be paid to him in cash.

_______________________________________

The table below details all compensation we paid to our non-employee directors for the fiscal year ended December 31, 2015.  Messrs. Niels M. Johnsen and Erik L. Johnsen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.

	Paid in Cash
Fiscal 2015 Outside Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Kenneth H. Beer	$47,500	$20,007	$67,507
H. Merritt Lane III	47,500	20,007	67,507
Edwin A. Lupberger	47,500	20,007	67,507
James J. McNamara	47,500	20,007	67,507
Harris V. Morrissette	47,500	20,007	67,507
T. Lee Robinson, Jr.	47,500	20,007	67,507

______________

(1)On January 15, 2015, each independent director was granted 1,350 unrestricted shares of our Common Stock (award of $20,000 worth of Common Stock based on the prior day’s closing stock price on the NYSE of $14.82 per share, rounded to the nearest whole share).

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and, subject to stockholder ratification, to appoint the independent auditor.

In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2015, (ii) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, and (iii) received and reviewed written disclosures and a letter from the independent auditors related to applicable requirements for the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.  Based on the reviews and discussions referred to above, we have recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor, including the services described in the table below.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the fees described in the table below for the fiscal year ended December 31, 2015.

The Audit Committee determined that the provision of non-audit services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Submitted by the Audit Committee:

Kenneth H. Beer, H. Merritt Lane, III, Edwin A. Lupberger, and Harris V. Morrissette

__________________

The following table sets forth the fees for professional services rendered for payment by PricewaterhouseCoopers LLP, our independent accountants, for fiscal years ending December 31, 2015 and 2014:

	2015	2014
Audit Fees(1)	$866,870	$674,260
Audit-Related Fees(2)	124,001	30,940
Tax Fees(3)	1,421	38,866
All Other Fees	--	--
Total Fees	$992,292	$744,066

(1)Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in our quarterly reports and services related to our annual reports on Form 10-K for the periods presented, which were filed for the purpose of including the financial statements of certain foreign unconsolidated subsidiaries.

(2)Audit-Related Fees include fees related to specific transactions outside the original scope of the Annual Audit and services related to statutory audits of certain of our subsidiaries.

(3)Tax Fees include fees for tax compliance and consultant services.

PROPOSAL TO RATIFY THE RETENTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

Our 2015 financial statements were audited by PricewaterhouseCoopers LLP (“PwC”). The Audit Committee of the Board has appointed PwC as our independent auditors for the fiscal year ending December 31, 2016 and the Board is submitting that appointment to its stockholders for ratification at the Annual Meeting.  Although stockholder ratification of PwC appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice.  Representatives of PwC will be present at the Annual Meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders fail to vote on an advisory basis in favor of the appointment of PwC at the meeting, the Audit Committee will reconsider whether to retain PwC and may appoint that firm or another without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Ratification of PwC’s appointment as our independent auditors for 2016 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends a vote FOR the approval of this proposal.

EXECUTIVE OFFICERS

Our Company has four executive officers:  Mr. Niels M. Johnsen, Chief Executive Officer and Chairman of the Board; Mr. Erik L. Johnsen, President and a director; Manuel G. Estrada, Vice President and Chief Financial Officer, and Mr. Peter M. Johnston, Executive Vice President.

Each of N. M. Johnsen and E. L. Johnsen currently serves as a director in addition to serving as an executive officer.  As each of them has been re-nominated to serve on our Board, their biographical information is set forth under “Election of Directors (Proposal 1).”

Manuel G. Estrada, 61, first joined the Company in 1978 and has served as our Vice President and Chief Financial Officer since 2005.  He is a native of Cienfuegos, Cuba.  Mr. Estrada graduated from Loyola University in New Orleans in 1977 and received his certified professional accountant designation in 1986.

Peter M. Johnston, 60, has served as our Executive Vice President since 2009, having joined our Company as director of operations in 1991.  He is a 1977 graduate of SUNY Maritime College and a veteran of many years in the offshore industry.

EXECUTIVE COMPENSATION

Fiscal 2015 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2015 and 2014 for our Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Niels M. Johnsen Chairman of the Board and Chief Executive Officer	2015	488,220	132,650	--	9,317	1,000	631,187
	2014	488,220	244,900	--	53,308	1,000	787,428
Erik L. Johnsen President	2015	469,979	132,650	--	20,344	15,331	638,304
	2014	456,290	244,900	--	197,330	1,000	899,520
Manuel G. Estrada Vice President and Chief Financial Officer	2015	284,321	58,035	--	48,740	118,846	509,942
	2014	276,040	107,146	--	225,351	1,000	609,537

(1)The amounts shown in this column reflect the aggregate grant date fair value of stock awards based on probable outcomes computed in accordance with FASB ASC Topic 718.  For fiscal 2015, each Named Executive Officer received a grant of performance-based restricted stock units, the maximum grant date value of which was as follows:  Mr. N.M. Johnsen and Mr. E.L. Johnsen, $198,975 each; and Mr. Estrada, $87,053.  However, all of these restricted stock units were forfeited following the end of the fiscal year due to failure to meet the underlying performance conditions, as described in the narrative and the “Fiscal 2015 Grants of Plan-Based Awards” table below, resulting in no payout to any of the Named Executive Officers.  For information regarding the assumptions we used in valuing our performance-based awards, please see Note S to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2015.

(2)The amounts reported in this column would reflect cash payments made under our annual incentive bonus plan for performance in the respective years.  No annual incentive payout was earned for either fiscal 2014 or fiscal

2015 performance.  For additional information regarding the 2015 annual incentive plan, please see the section below entitled “Summary of our Executive Compensation Program.”

(3)Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under our Retirement Plan.  The year-over-year increase reported for fiscal 2014 was driven, in part, by a decrease in the discount rate and a change in mortality table assumptions.

(4)Reflects (a) the Company’s contribution to each Named Executive Officer’s 401(k) plan account of $1,000 each year and (b) for each of Mr. E.L. Johnsen and Mr. Estrada, certain costs related to their relocation of their personal residences as we transition our corporate headquarters from Mobile, Alabama to New Orleans, Louisiana.  The relocation costs paid to or on behalf of Mr. E.L. Johnsen in 2015 ($14,331) include $7,459 for closing costs on his new residence in New Orleans and $6,872 to cover the related tax liability.  His move to New Orleans is expected to be complete in 2016.  For Mr. Estrada, whose move was completed in 2015, his relocation costs ($117,846) include $63,000 paid to him for the loss on the sale of his Mobile residence, $6,985 for closing costs on his new residence in New Orleans, and $47,861 to cover the total related tax liability.

_______________________________________

Summary of our Executive Compensation Program

The three key elements of our executive compensation program are: base salary, an annual cash incentive award opportunity, and a long-term equity incentive award.  In addition to these main components, we offer our executive officers certain modest retirement benefits generally available to most of our U.S. non-union employees, certain change of control and termination protections and, in connection with the relocation of our corporate headquarters from Mobile, Alabama to New Orleans, Louisiana, the reimbursement of certain costs incurred relocating the personal residences of two executive officers.

Base Salary.  Our philosophy is that base salaries should provide a fixed baseline level of compensation that is not contingent upon our company’s performance.  Actual individual salary amounts reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, and historical compensation, as well as internal equity considerations and other factors, including any retention concerns.  For fiscal 2015, each of the Named Executive Officers, other than our CEO, received a modest base salary increase of approximately 3% of his previous salary, which was in line with broad-based salary increases generally implemented across the Company.  Given the challenges facing the Company, the Committee decided to keep our CEO’s base salary unchanged for fiscal 2015.

Annual Incentive Award.  The annual incentive plan is designed to align executive officer pay with Company performance by providing each Named Executive Officer the opportunity to earn an annual cash bonus based on the achievement of an annual basic earnings per share (basic EPS) target.  Consistent with historic practice, the 2015 incentive award opportunity for each Named Executive Officer as a percentage of salary was as follows:

Named Executive Officer	Percentage of Salary
Niels M. Johnsen	50%
Erik L. Johnsen	50%
Manuel G. Estrada	40%

______________

Any bonuses earned under the annual incentive plan are paid to Named Executive Officers following the end of the fiscal year.  Our annual incentive plan does not contemplate discretion by the committee to increase the award.  However, the Committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside the scope of the annual incentive plan.

When setting the performance targets for the annual incentive plan, the Committee receives input from the Chief Executive Officer and reviews the operating plan approved by the Board for the upcoming fiscal year.  The

Committee meets with the Chief Executive Officer to review and discuss the performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.  For fiscal 2015, the Committee set the annual target for basic EPS at $0.60.  Ultimately, we did not meet this target, as our basic EPS for 2015 was $(25.24) per share.  Therefore, the Named Executive Officers did not earn any annual incentive for fiscal 2015.

Long-Term Equity Incentive Award.  Over the past few years, the Committee has placed increasing emphasis on the equity component of our executive compensation program, with a goal that at least 50% of the awards vesting for each Named Executive Officer in a given year be performance-based.  To that end, the Committee’s recent practice has been to grant time-based RSU awards once every three years (with those grants vesting in three equal installments over a three-year period), and to make annual grants of performance-based RSUs. If the Committee decides to continue on this schedule, the next time-based RSU grants to the Named Executive Officers would occur in fiscal 2016.

Therefore, the fiscal 2015 equity awards granted to our Named Executive Officers consisted solely of performance-based RSUs.  Consistent with prior practice, these performance-based RSUs had two separate components – one-half was scheduled to vest based on an absolute performance metric (our earnings before interest, taxes, depreciation and amortization, adjusted to exclude any non-cash earnings or loss, “adjusted EBITDA” for fiscal 2015) and the other half was scheduled to vest based on a relative performance metric (our total stockholder return over fiscal 2015 as measured against that of a select group of peer companies).  Performance targets are set at a level that supports our business plan strategy and rewards our executives for improvements in the Company’s financial results. For both the absolute performance-based RSUs and the relative performance-based RSUs, the number of RSUs granted to each executive in 2015 represented the target award, but the actual number of shares of Common Stock payable on May 7, 2016 under these RSUs ranged from 0% to 150% of the target award, depending on actual performance.  Results falling between two performance levels are subject to pro-ration.

Absolute Performance-Based RSUs.  For each executive, his fiscal 2015 absolute performance-based RSUs were scheduled to vest and pay out on May 7, 2016, based on the Company’s fiscal 2015 adjusted EBITDA, as follows:

Performance Level	Fiscal 2015 Adjusted EBITDA	Share Payout as a Percentage of Performance-Based RSU Award
Below Threshold	< $54 million	0%
Threshold	$54 million	50%
Target	$60 million	100%
Maximum	≥ $66 million	150%

Following the end of the 2015 fiscal year, all fiscal 2015 absolute performance-based RSUs were forfeited without any payout to the Named Executive Officers following the Committee’s determination that the threshold performance level of $54 million was not met.  Our adjusted EBITDA for fiscal 2015 was $32.8 million, which we calculated by taking our gross voyage profit, adding back amortization and depreciation and any impairment charges, and subtracting administrative and general expenses.

Relative Performance-Based RSUs.  For each executive, his fiscal 2015 relative performance-based RSUs were scheduled to vest and pay out on May 7, 2016 based on the Company’s total stockholder return (“TSR”) as measured against a group of twenty peer companies (detailed below):

Performance Level	Fiscal 2015 TSR Percentile Rank	Share Payout as a Percentage of Performance-Based RSU Award
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	60th percentile	100%
Maximum	≥ 70th percentile	150%

The peer group used for purposes of the relative performance-based RSUs consisted of the following companies:

Aegean Marine Petroleum Network Inc. (NYSE:ANW)	KNOT Offshore Partners LP (NYSE:KNOP)
Capital Product Partners L.P. (NASDAQ:CPLP)	Knightsbridge Shipping Limited (NASDAQ:VLCCF)
Costamare Inc. (NYSE:CMRE)	Navios Maritime Acquisition Corp. (NYSE:NNA)
DHT Holdings, Inc. (NYSE:DHT)	Navios Maritime Holdings Inc. (NYSE:NM)
Diana Shipping Inc. (NYSE:DSX)	Navios Maritime Partners L.P. (NYSE:NMM)
DryShips, Inc. (NASDAQ:DRYS)	Nordic American Tankers Ltd. (NYSE:NAT)
Dynagas LNG Partners LP (NASDAQ:DLNG)	Safe Bulkers, Inc. (NYSE:SB)
Frontline Ltd. (NYSE:FRO)	Ship Finance International Ltd. (NYSE:SFL)
GasLog Partners LP (NYSE:GLOP)	Teekay Tankers Ltd. (NYSE:TNK)
Gulfmark Offshore, Inc. (NYSE:GLF)	Tsakos Energy Navigation Ltd. (NYSE:TNP)

Following the end of the 2015 fiscal year, the Committee determined that the Company’s percentile rank for fiscal 2015 TSR fell below the 25th percentile, and thus all relative performance-based RSUs were forfeited without any payout to the Named Executive Officers.

General Terms of All RSUs.  Our RSUs are granted with dividend equivalent rights; however, any such dividend equivalents will accrue and vest or be forfeited only if, and to the extent that, the related RSUs vest and pay out in shares.

Executive Stock Ownership Guidelines.  In fiscal 2012, the Committee adopted stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership.  The guidelines are currently as follows:

Title/Function	Minimum Value as a Multiple of Salary
Chief Executive Officer & President	So long as this position is held by a member of the Johnsen family, no stock ownership requirement
Chief Financial Officer & Executive Vice Presidents	2x
All Other Executives	1x

__________________

The Committee made the decision to not require minimum stock ownership by either of Messrs. N.M. Johnsen or E.L. Johnsen, given the substantial amount of Company stock already owned by members of the Johnsen Family.

For each executive officer subject to the guidelines, the expectation is that he will reach the target value by the later of May 7, 2017 or five years after the date he is first subject to the guidelines.  For all other executives, there is no timeframe within which the executive must comply; however, each such executive is not permitted to sell any shares received as equity compensation until such time as he is in compliance with the guidelines, except (i) as needed to cover any related tax obligations or (ii) as otherwise permitted by the CEO.  Once an executive has achieved the target level of stock ownership, the executive is expected to maintain at least that level of ownership for the duration of his tenure with the Company.  Unvested RSUs are counted toward the executive’s target value.  The Committee reviews the guidelines periodically to assess their continued appropriateness and to monitor each executive’s progress.

Clawback Policy.  The Committee grants equity awards to our executives subject to a clawback provision, a practice first begun in fiscal 2011.  Under this provision, the Committee has discretion to recover from the recipient all or a portion of the shares granted if, within three years following the vesting date, the Company’s financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, directly or partially, the need for restatement.  In addition, the clawback provision makes these equity grants subject to any future revisions to the committee’s clawback policy if necessary to comply with SEC rules, to the extent the Company determines those rules apply to previously-granted equity awards.

Retirement Benefits.  Our executive officers participate in our qualified defined benefit pension plan (the “Retirement Plan”), as each was employed with us prior to September 1, 2006.  The Retirement Plan was closed to new participants who were hired after September 1, 2006 and replaced with a defined contribution plan.  Benefits under the Retirement Plan are capped at 30 years of service, which each of our Named Executive Officers has surpassed.  Our executive officers also participate in our qualified 401(k) plan, which is generally available to our non-union employees.  We do not provide supplemental retirement programs for our executive officers.  However, we do provide post-retirement medical coverage for all eligible employees, including executive officers, who retire at age 55 or later.

Change of Control and Termination Benefits.  We offer certain change of control and termination benefits to our Named Executive Officers for several reasons.  These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control.  We believe that these change of control protections preserve productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company.  We believe change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions.

Payments Upon Termination.  Each of our Named Executive Officers would be entitled to receive certain payments if his employment ended due to death, disability, or retirement on or after age 65.  Most of these payments are under plans or arrangements generally available to our non-unionized U.S. employees.

Under our Salary Continuation Plan, each Named Executive Officer would receive 26 weeks’ pay if his employment terminated because of his disability.  After that period, the Named Executive Officer would be eligible for benefits equal to 60% of his wages under our Long-Term Disability rider to our MetLife Insurance Policy up until age 65, or if the employee is age 60 or older at the time of disability, the lesser of 60 months or age 70. In addition, each Named Executive Officer is eligible for six months’ continued medical/dental insurance if his employment terminated due to his disability, and may elect to purchase COBRA coverage for up to 36 months thereafter.

We also have a life insurance policy that covers each of our non-union U.S. employees, including our Named Executive Officers.  In the event of his death, the beneficiary of each Named Executive Officer would receive $250,000, the maximum possible individual payout from our Reliance Standard Life Insurance Policy.  The Named Executive Officer’s estate would be eligible to purchase continued medical/dental coverage through COBRA for up to 36 months following his death.

Under our 2015 Executive Bonus Plan, each Named Executive Officer would be entitled to a pro-rata bonus payment if his employment ended due to death, disability, or retirement on or after age 65.  Each of our Named Executive Officers is also eligible to receive post-retirement medical benefits.

With respect to our equity incentive awards, in the event that an executive’s employment terminates due to death or disability, any time-based RSUs will vest and pay out upon termination of employment and performance-based RSUs will vest based on actual performance (or at target, if the performance period has not yet ended).  In the event an executive’s employment terminates due to retirement on or after reaching age 65, any outstanding time-based RSUs will vest and pay out and he will retain the rights to his performance-based RSUs, which will vest as originally scheduled but only to the extent that the related performance metric is achieved.  If the executive’s employment terminates for any other reason, all unvested RSUs will be forfeited.

Change of Control Benefits.  We have entered into Change in Control agreements with each of our Named Executive Officers.  The agreements, which were originally effective through December 31, 2009, are automatically extended on a year to year basis unless the Company gives at least six months advance notice of discontinuance.  There was no such notice given in 2015.  If the Named Executive Officer is terminated for reasons other than death, disability or cause or by the executive for good reason (as such terms are defined in their agreements) within three years following a change in control for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen and within two years following a change in control for Mr. Manuel G. Estrada, the executive is generally entitled to receive the following:

•

Three times base salary for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two times base salary for Mr. Manuel G. Estrada.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•

Three times for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen (two times in the case of Mr. Estrada) of the greater of the average bonus over the last three years or the target bonus for the year of termination.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•	Three years of life and health insurance benefits for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two years of benefits for Mr. Manuel G. Estrada.
•	Accelerated vesting of all outstanding equity awards.

Perquisites.  As a general rule, we do not offer our executives any perquisites not generally available to our U.S. non-union employees.  We maintain a relocation policy, applicable to all U.S. non-union employees, under which the Company provides (1) the payment of any closing costs on the employee’s new residence, (2) a loss on sale benefit of up to $30,000 on the employee’s existing residence, and (3) coverage of any tax liability related to payments or benefits made to the employee under this plan.  Two of our Named Executive Officers, Mr. E.L. Johnsen and Mr. Estrada, began the process of relocating to New Orleans, Louisiana in fiscal 2015 as we transition our corporate headquarters from Mobile, Alabama to New Orleans.  In connection with these relocations, the Committee approved one modification to the relocation policy – an increase in the loss on sale benefit, from the maximum $30,000 provided in the plan up to a maximum 25% of each executive officer’s salary.  Mr. Estrada’s move was completed in 2015 and we expect that Mr. Johnsen’s move will be completed in 2016.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth certain information about the outstanding RSUs held by the Named Executive Officers at the end of fiscal 2015, which are the only type of equity award currently held by any of our Named Executive Officers.

	Stock Awards
	Unvested Stock Awards(1)		Unvested Equity Incentive Plan Awards(2)
Name	Number of Shares	Market Value(3)	Number of Unearned Shares	Market Value(3)
Niels M. Johnsen	10,000	14,500	10,000	14,500
Erik L. Johnsen	10,000	14,500	10,000	14,500
Manuel G. Estrada	4,375	6,344	4,375	6,344

(1)These amounts represent the balance of time-based RSUs granted to each Named Executive Officer in fiscal 2013.  These RSUs will vest on May 7, 2016, subject to continued service through that date.

(2)These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2015.  One-half of this award would vest on the basis of an absolute performance metric, while the other half would vest on the basis of a relative performance metric.  For information on these awards, all of which were forfeited following the end of the fiscal year for failure to meet the underlying performance metrics, please see the narrative disclosure above under “Summary of our Executive Compensation Program – Long-Term Equity Incentive Awards.”

(3)Based on the closing market price of $1.45 per share on December 31, 2015.

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advisory vote on EXECUTIVE COMPENSATION (“SAY-ON-PAY vote”)
(Proposal 3)

This year, we are once again providing you with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules.  This disclosure includes the compensation tables and the accompanying narrative disclosure, which is included under “Summary of our Executive Compensation Program.”  In connection with the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as disclosed in the proxy statement for the Company’s 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby approved.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view.  This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our Named Executive Officers as described in this proxy statement.  It is our current policy to provide you with this advisory vote annually.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all relevant information in this proxy statement.

By design, our executive pay tracks the financial performance of our Company.  The past few years have presented significant business challenges, both for the shipping industry generally and our Company in particular.

As a result, the compensation paid to our Named Executive Officers has fallen appreciably over the same period.  Specifically:

•	we made no payouts under our annual incentive program in either fiscal 2014 or 2015,
•

fiscal 2014 and fiscal 2015 performance-based RSUs (representing the entire equity award granted to the Named Executive Officers in each of those years) have been forfeited for failure to meet the established targets,

•	no discretionary bonuses were paid to any of the Named Executive Officers in fiscal 2014 or 2015,
•	salaries were increased only minimally (3%) in each of fiscal 2014 and fiscal 2015, with the CEO receiving no raise for fiscal 2015, and
•

our Named Executive Officers did not receive any perquisites or other personal benefits not generally available to our non-unionized U.S. personnel in either fiscal 2014 or fiscal 2015, except for the reimbursement of certain relocation expenses for Mr. E.L. Johnsen and Mr. Estrada, in conjunction with the transition of our headquarters from Mobile to New Orleans.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this proposal.

_______________________________________

Certain Relationships and Transactions

Policy on Related Party Transactions

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer, who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.

Related Party Transactions and Relationships in 2014 and 2015

R. Christian Johnsen, a son of Erik F. Johnsen (our former Chairman of the Board), the brother of Erik L. Johnsen (our President), the cousin of Niels M. Johnsen (our Chief Executive Officer and current Chairman), and a member of the Johnsen Family, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones Walker LLP, which has represented us since our inception.  We paid fees of $1,168,061 and $1,555,473 to the firm for legal services rendered to us during 2014 and 2015, respectively.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2015, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner.

Other Matters

Stockholder Proposals and Nominations

In order to be eligible for inclusion in our 2017 proxy materials pursuant to the federal proxy rules, any stockholder proposal to take action at such meeting must be received at our principal executive offices by November 18, 2016, and must comply with applicable federal proxy rules.  In addition, our by-laws require stockholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a stockholders’ meeting, whether or not they wish to include their proposal in our proxy materials.  In general, notice must be received by our Secretary between November 5, 2016 and February 3, 2017 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the stockholder proposing such matters.  If the date of the 2017 annual meeting is more than 30 days earlier or 60 days later than May 4, 2017, notice must be delivered within the time frames specified in our by-laws, which are publicly available or may be obtained as described above under “Board of Directors – Availability of Corporate Governance Materials.”  For additional information on these procedures, see “Election of Directors – Ability of Stockholders to Nominate Directors.”

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 18, 2016

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 04, 2016

INTERNATIONAL SHIPHOLDING CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 10, 2016
Date: May 04, 2016 **Time:** 2:00 PM CDT
Location: Jones Walker LLP
201 St Charles Ave.
52nd Floor
New Orleans, LA 70130

INTERNATIONAL SHIPHOLDING CORPORATION
RSA TOWER
11 NORTH WATER STREET, SUITE 18290
MOBILE, AL 36602
ATTN:KEVIN WILSON

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report/10-K

How to View Online:

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If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2016 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Kenneth H. Beer
02 Erik L. Johnsen
03 Niels M. Johnsen
04 H. Merritt Lane III
05 Edwin A. Lupberger
06 James J. McNamara
07 Harris V. Morrissette
08 T. Lee Robinson, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2016.

3 Advisory vote to approve the Company's executive compensation as disclosed in the Company's accompanying 2016 proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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